SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------


                                  SCHEDULE 13G
             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)




                             CORNELL COMPANIES INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    219141108
                                 (CUSIP Number)





         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

--------------------                              ---------------------------
CUSIP No. 219141108                  13G          Page   1    of   3   Pages
--------------------                              ---------------------------

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS                        Lord, Abbett & Co.
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS       13-5620131
             (entities only)
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) __
                                                                  (b) __
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION   NEW YORK
------------ -------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER           439,352
          SHARES
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
       PERSON WITH
                            ----- ----------------------------------------------
                             6    SHARED VOTING POWER      0
                            ----- ----------------------------------------------
                             7    SOLE DISPOSITIVE POWER   439,352
                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER  0
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                      439,352
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES              N/A
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  4.77%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
             IA:PN
------------ -------------------------------------------------------------------

Item 1.

     (a)      See Front Cover Page
     (b)      1700 West Loop South
              Suite 1500
              Houston, TX 77027

Item 2.

     (a)      Lord, Abbett & Co.
     (b)      90 Hudson Street
              Jersey City, NJ 07302

     (c)      New York

     (d)      See Front Cover Page

     (e)      See Front Cover Page

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (e) Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.       Ownership

     (a)      See No. 9
     (b)      See No. 11
     (c)
              (i)    See No. 5
              (ii)   See No. 6
              (iii)  See No. 7
              (iv)   See No. 8

Item 5.       Owner of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              N/A

Item 8.       Identification and Classification of Members of the Group

              N/A

Item 9.       Notice of Dissolution of Group

              N/A

Item 10.      Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              December 6, 2000
Date


              /s/ Paul A. Hilstad
              -------------------
              General Counsel
Signature